Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contact:   Terrance M. McCarthy
           President and Chief Executive Officer
           First Banks, Inc.
           (314) 592-5000


Traded:    NYSE
Symbol:    FBSPrA - (First Preferred Capital Trust IV,  an  affiliated trust  of
                    First Banks, Inc.)

FOR IMMEDIATE RELEASE:

                           First Banks, Inc. Announces
                      Executive Realignment and Promotions

         St. Louis, Missouri, April 3, 2007. Terrance M. McCarthy, President and Chief Executive Officer of First Banks, Inc. ("First Banks" or the "Company"), is pleased to announce several key management changes and promotions within First Banks.

         Steven F. Schepman has been promoted to Executive Vice President and Director of Corporate Development and Business Segments of First Banks, effective April 2, 2007. In his new position, Mr. Schepman will have primary responsibility for strategic planning and acquisitions, including acquiring banks and business lines in the Company's target markets. Mr. Schepman will also be the executive in charge of many of the Company's key lines of business, including Adrian N. Baker and Company--an insurance brokerage agency, Universal Premium Acceptance Corporation--an insurance premium finance company, Missouri Valley Partners, Inc.--an institutional asset management company, and oversight of First Bank's broad wealth management segments, including brokerage, trust, investment management and private banking. Mr. Schepman will continue to serve as a member of the Board of Directors of First Banks, a position he has held since July 2004. Mr. Schepman has been with First Banks since May 1999 and has served as Chief Financial Officer of First Banks since August 2005. Mr. Schepman was previously Senior Vice President and Director of Wealth Management from November 2000 to August 2005.

         Lisa K. Vansickle has been promoted to Senior Vice President and Chief Financial Officer of First Banks, effective April 2, 2007, replacing Mr. Schepman. Ms. Vansickle joined First Banks as Director of Internal Audit in December 1997. In April 1999, Ms. Vansickle assumed her current position as Senior Vice President and Controller of First Banks. Prior to joining First Banks, she was a certified public accountant with KPMG LLP in St. Louis, Missouri, from 1989 to 1997, most recently as a Senior Audit Manager in the Financial Services Practice. As Chief Financial Officer, Ms. Vansickle will primarily be responsible for financial reporting, management accounting, purchasing and accounts payable functions, along with supervision of the Tax Division of the Company. In this role, Ms. Vansickle will also actively participate in the strategic planning, corporate direction and growth objectives of the Company. Ms. Vansickle will continue to serve as a Director of First Bank.

         F. Christopher McLaughlin has assumed additional responsibilities as Director of Retail for First Banks, effective April 2, 2007. Mr. McLaughlin joined First Banks in September 2003 as Executive Vice President and Director of Sales, Marketing and Products. Mr. McLaughlin will continue those duties while also assuming primary responsibility for all of the retail business segments throughout the Company. First Banks' regional retail executives in California, Illinois, Missouri and Texas will report directly to Mr. McLaughlin. Mr. McLaughlin will also continue in his role as a Director of First Bank. Prior to joining First Banks, Mr. McLaughlin served in several management posts with HSBC Bank USA and its predecessor, Marine Midland Bank. His most recent role with HSBC Bank USA was Executive Vice President of the Personal Banking Division, which included oversight of a 400 branch network.

         Mr. McCarthy said, "I congratulate these executives on their successes and contributions to First Banks and wish them well as they assume their new and expanded roles in the Company. I am very pleased that we were able to identify and expand the responsibilities of these talented executives within First Banks. As we have crossed the milestone of $10 billion in assets, we will look to these key executives along with the rest of our outstanding management team to take us to $20 billion and beyond."

         First Banks is one of the largest privately-held bank holding companies in the United States, with headquarters in St. Louis County, Missouri. As of December 31, 2006, First Banks reported consolidated assets of $10.16 billion and currently operates 195 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak
 ------------------
only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.